EXHIBIT 10.8

CONFIDENTIAL

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

BETWEEN

UNIVERSITY OF SOUTHAMPTON

AND

ASOTHERA PHARMACEUTICALS, INC.

This License Agreement (“Agreement”) is made effective as of the date of last signature as written below (the “Effective Date”) by and between University of Southampton, whose administrative offices are at University Road, Highfield, Southampton, SO17 1BJ (“University”) and ASOthera Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (“ASOthera”), having an office at 3 Preston Court, Suite 102, Bedford, MA 01730.

RECITALS

WHEREAS, ASOthera and University are parties to that certain Option Agreement (“Option Agreement”) dated June 1, 2015 pursuant to which University granted ASOthera an exclusive option to negotiate to acquire a license to practice certain patents and know-how;

WHEREAS, ASOthera has exercised such option in accordance with the terms of the Option Agreement;

WHEREAS, consistent with the parties’ rights and obligations pursuant to the Option Agreement, ASOthera desires to obtain from University, and University desires to grant to ASOthera, a license to practice such patents and know-how in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits to be derived hereunder, and intending to be legally bound, the parties agree as follows:

1.	DEFINITIONS

1.1. “Affiliate” means, with respect to a person or entity, a legal entity that is controlling, controlled by or under common control with that person or entity. For purposes of this Section 1.1, the word “control” means (1) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (2) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, (3) the right to determine the policy decisions of a legal entity, or (4) fifty percent (50%) or greater management control over a legal entity.

1.2. “Commercially Reasonable Efforts” means efforts that would be employed by the relevant party in connection with researching, developing, and commercializing its own products of similar market potential at a similar stage of product life, taking into account the apparent attributes of the product, the competitiveness of the relevant marketplace, the proprietary positions of third parties, regulatory structures, including the likelihood of obtaining regulatory approval, and the anticipated profitability of such product. For clarity, the exertion of Commercially Reasonable Efforts will not require that a party actually accomplish the applicable objectives or tasks.

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1.3. “Confidential Information” means all information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes, and other proprietary ideas, whether or not patentable, that a party (the “Disclosing Party”) identifies as confidential or proprietary at the time it is delivered or communicated to the other party (the “Receiving Party”).

1.4. “Event of Force Majeure” means an unforeseeable act that wholly prevents a party from performing one or more of its material duties under the Agreement and that was outside of the reasonable control of the party. An Event of Force Majeure includes acts of war or of nature, insurrection and riot, labor strikes, and delays imposed by regulatory agencies.

1.5. “Field” means all applications, including but not limited to diagnostic, therapeutic and/or vaccine applications;

1.6. “Licensed Know-how” means all technical information, materials and know-how which relate to the Licensed Patents which have been developed or are owned by, proprietary to and/or controlled by University, which are secret, substantial and which are necessary for or useful to the development and commercialization of Licensed Products. The Licensed Know-how shall not include any information, materials and/or know-how which are generally ascertainable from publicly available information.

1.7. “Licensed Patents” means University’s interest in the patent applications and patents listed in Part 1 of Exhibit A, and in each case, any divisionals, continuations, continuations-in-part, and all patents issuing therefrom, and any and all extensions, reexaminations, reissues and corresponding foreign patent rights.

1.8. “Licensed Products” means any product for use in the Field that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or that uses or incorporates the Licensed Know-how.

1.9. “Net Sales” shall have the meaning given to it in Section 4.7(a).

1.10. “Phase 1 Trial” means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its non-U.S. equivalent.

1.11. “Phase 3 Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an new drug application before the United States Food and Drug Administration (FDA) or would otherwise satisfy requirements of 21 C.F.R. 312.21(c), or its non-U.S. equivalent.

1.12. “Qualifying Costs” means: [*]

1.13. “Royalty Term” means the period commending on the Effective Date and ending upon the expiration of the last to expire of the Licensed Patents or expiration of marketing exclusivity granted by a regulatory authority, whichever occurs later.

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1.14. “Sale” means any bona fide transaction with a Third Party for which consideration is received or expected for the sale, use, lease, transfer or other disposition of a Licensed Product made following the receipt of final marketing approval from the applicable health regulatory authorities in the country of sale, and a Sale is deemed completed at the time that ASOthera, or its Affiliate, sublicensee or sublicensee’s Affiliate invoices, ships or receives payment for a Licensed Product, whichever occurs first. For the avoidance of doubt, the sale, use, lease, transfer or other disposition of Licensed Products between or among ASOthera, its Affiliates, its sublicensees or its sublicensees’ Affiliates for the purpose of resale to a Third Party will not be considered a Sale under this Agreement.

1.15. “Sublicense” means any right granted, license given or agreement entered into, by ASOthera to or with any other person or entity, under or with respect to or permitting any use of any of the Licensed Patents or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense). For clarity and notwithstanding the foregoing, “Sublicense” does not include:

(a) a grant by ASOthera as part of a Sale of a Licensed Product to a Third Party of the implied license (1) to use such Licensed Product or (2) to resell such Licensed Product, provided that the only consideration (whether monetary or non-monetary) received by ASOthera, or any Affiliate of ASOthera, in connection with such grant is the fair market value of the Licensed Product sold; or

(b) any agreement in which ASOthera grants its Affiliate the right to perform or exercise some or all of ASOthera’s rights and/or obligations under this Agreement, as long as such Affiliate does not pay ASOthera any consideration (in any form) actually for such grant.

1.16. “Sublicense Revenue” means all compensation or consideration of any kind received pursuant to a Sublicense, and includes any payments made by a Third Party to ASOthera on behalf of a sublicensee; provided, however, that Sublicense Revenue specifically excludes:

(a) any royalties or profit share amounts attributable to sales of Licensed Products (provided that such sales form the basis of royalties paid to University);

(b) payments specifically committed in the Sublicense to cover actual costs incurred or to be incurred by ASOthera (including equipment purchases and full-time equivalent personnel actually provided by ASOthera) in the research and development of Licensed Products which are the subject matter of the Sublicense;

(c) reimbursement of payments paid by ASOthera to University for milestone events or amounts incurred with respect to the filing, prosecution or maintenance of any Licensed Patents;

(d) loans or other debt obligations (any amounts which are forgiven will be deemed Sublicense Revenue);

(e) amounts received from any Third Party for the purchase of equity at fair market value;

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(f) securities of an Affiliate received from an Affiliate that are not provided in exchange for the grant of a Sublicense; and

(g) amounts received in consideration of the sale of substantially all of the business or assets of ASOthera or any of its Affiliates.

1.17. “Third Party” means any person or entity other than University and ASOthera and its Affiliates, sublicensees and sublicensees’ Affiliates. For the avoidance of doubt, when the term “third party” is used in this Agreement without capitalization it means any person or entity other than University and ASOthera.

1.18. “Valid Claim” means (a) a claim of an issued and unexpired patent included within any of the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within any of the Licensed Patents that has not been withdrawn, canceled, or disclaimed or has not been pending for more than five years.

2.	LICENSE

2.1. License Grant. University hereby grants ASOthera:

(a) an exclusive, worldwide, royalty-bearing, sublicensable (through multiple tiers, subject to the conditions of Section 2.3) license under the Licensed Patents, and

(b) a non-exclusive, worldwide, royalty-free license under the Licensed Know-how,

in each case to research, develop, manufacture, make, have made, use, offer for sale, sell, import and commercialize Licensed Products in the Field.

2.2. Reservation of Rights by University.

(a) Notwithstanding the licenses granted to ASOthera under Section 2.1, University reserves the worldwide right to practice, and to permit other non-profit non-commercial entities to practice (under a specific written agreement with University), the Licensed Patents for all non-profit non-commercial research purposes and teaching purposes without any payment therefor; provided that any materials provided to any third party non-profit non-commercial entity will be furnished pursuant to industry standard confidentiality and material transfer agreements that comply with this Agreement.

(b) Subject to Section 6, University and its faculty and employees shall have the right to publish, any information relating to its research activities; provided however that for a period of 2 years from the Effective Date, University shall provide ASOthera the opportunity to review each proposed manuscript, abstract or any other proposed disclosure describing the Licensed Patents or the University technology, know-how and intellectual property the subject of the Licensed Patents (60) days prior to their submission for publication or other proposed disclosure. If ASOthera believes patentable subject matter or Confidential Information relating to the Licensed Patents is disclosed in the manuscript or other disclosure and so notifies University, or if such submission for publication or other disclosure would cause the loss of U.S. or foreign patent rights in which ASOthera has an interest, said publication will be withheld for a reasonable period of time, not to exceed four (4) months, to allow for filing of the applicable patent application.

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2.3. Sublicense Conditions. ASOthera’s right to grant Sublicenses under the licenses granted to ASOthera under Section 2.1 is subject to each of the following conditions:

(a) ASOthera may not grant Sublicenses except with the prior written approval of University, which shall not be unreasonably withheld. Such prior written approval shall not be required if such sublicensee’s primary business is healthcare-related, including but not limited to the development, manufacture or sale of pharmaceutical, biopharmaceutical or diagnostic products or services.

(b) ASOthera will enter into a written Sublicense agreement with each sublicensee, which is subject to University’s rights under Section 2.2 and requires the payment by the sublicensee to ASOthera of royalties on Net Sales in a manner which will enable ASOthera to comply with Section 4.4.

2.4. University shall promptly following the Execution Date and periodically during the Term thereafter deliver to ASOthera the Licensed Know-how, including the technology the subject of the Licensed Patents and the Licensed Know-how and all related drawings, specifications, procedures and manuals. In addition, University shall provide expertise and support through consultancy [*], for up to [*]; after which additional consulting activities shall be reimbursed under a separate consulting agreement or sponsored research agreement (as applicable). The parties acknowledge and agree that, if the parties enter into a sponsored research agreement with respect to research to be conducted by University which is fully funded by ASOthera, such sponsored research agreement would provide that any improvements to the Licensed Patents that are conceived or reduced to practice solely or jointly by or on behalf of University in the performance of such sponsored research agreement, and any technical information, materials and know-how which relate to the Licensed Patents that is developed solely or jointly by or on behalf of University in the performance of such sponsored research agreement, and any patents and patent applications claiming any of the foregoing, shall, without altering the amounts payable under this Agreement, constitute Licensed Patents or Licensed Know-How (as the case may be) under this Agreement.

3.	DILIGENCE

3.1. Development Plans and Progress Reports. Within [*] after the first anniversary of the [*], and [*] thereafter throughout the Term, ASOthera will submit to University a written development plan and progress report documenting the technical and relevant business development of Licensed Products in order to demonstrate ASOthera’s capability to bring Licensed Products to commercialization.

3.2. Diligence Plan. ASOthera intends to build a pharmaceutical company with a drug discovery pipeline based on antisense oligonucleotides that utilize certain University technologies. ASOthera will use Commercially Reasonable Efforts to design antisense oligonucleotides based on the University technology, [*]. If hit oligonucleotides are identified, ASOthera will use Commercially Reasonable Efforts to perform lead optimization to improve the following properties: 1) [*], 2) [*], 3) [*], 4) [*], and 5) [*]. If, in ASOthera’s sole discretion, at least one oligonucleotide satisfies the criteria in the foregoing subclauses 1) – 5), then ASOthera will use Commercially Reasonable Efforts to perform pre-clinical activities to identify at least

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one (1) oligonucleotide that possesses suitable in vitro and in vivo efficacies, PK and safety properties for clinical development, and at least one (1) investigational new drug application/IND filing will be submitted to the FDA (or a non-U.S. regulatory authorities), for approval of an initial Phase 1 Trial (or phase 1/2 clinical trial).

3.3. Diligence Milestones. ASOthera will use Commercially Reasonable Efforts to achieve each milestone specified below (each, a “Diligence Milestone”) for at least (1) one Licensed Product:

(a) [*];

(b) [*];

(c) [*];

(d) [*].

3.4. Failure to Achieve a Diligence Milestone. If ASOthera believes it will be unable to achieve a Diligence Milestone, then ASOthera will notify University. If such Diligence Milestone has an agreed date, then ASOthera will notify University no later than [*] before the target date for fulfillment of such Diligence Milestone.

(a) If ASOthera has been using Commercially Reasonable Efforts (as demonstrated by reasonable supporting documentation) to achieve such Diligence Milestone, University will grant ASOthera a [*] extension of any such Diligence Milestone.

(b) At the end of such extension, if such Diligence Milestone has not been achieved and ASOthera has been using Commercially Reasonable Efforts (as demonstrated by reasonable supporting documentation) to achieve such Diligence Milestone, ASOthera will present a revised development plan outlining its plan to achieve such Diligence Milestone. If such plan is acceptable to University, such acceptance not to be unreasonably withheld, University agrees that the date to achieve a given Diligence Milestone can be extended for an additional [*] provided ASOthera pays an extension fee of [*] (“Extension Fee”).

(c) The non-achievement of a Diligence Milestone after a [*] extension period allowed by payment of such an Extension Fee may constitute a breach of the Agreement. It will not be a breach of the Agreement, and University may not withhold its consent to any extension, where the failure to do so is as a result of the occurrence of an Event of Force Majeure during the Term.

(d) It is understood and agreed that the foregoing obligations may be satisfied by ASOthera directly, or by its sublicensees.

4.	FEES AND ROYALTIES

4.1. Upfront Payment. Promptly following the Effective Date, ASOthera will pay to University £55,000 (fifty-five thousand sterling pounds) [*] paid to University by ASOthera under the Option Agreement).

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4.2. Minimum Annual Payment. ASOthera will pay to University the following amounts:

•	[*];

•	[*];

•	[*];

•	[*]; and

•	[*].

Each such payment under this Section 4.2 will be due within [*] of the applicable anniversary of the Effective Date and is nonrefundable; however, each such payment will be fully creditable against any royalties or milestone payments under this Agreement that accrue in the same year.

4.3. Milestone Payments. ASOthera will pay to University the applicable milestone payment listed in the table below for achievement of the applicable milestone event by the first Licensed Product that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim of any of the Licensed Patents:

Milestone Event	Milestone Payment For First Licensed Product to Achieve the Milestone Event
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

In no event will a milestone payment be paid more than once, even if one or more additional Licensed Products subsequently achieve the same milestone event.

4.4. Earned Royalties. During the Royalty Term, ASOthera will pay University the following royalties in U.S. dollars:

(a) [*] on Net Sales of Licensed Products whose composition of matter falls within one or more Valid Claims of any of the Licensed Patents; and

(b) [*] on Net Sales of Licensed Products whose composition of matter does not fall within one or more Valid Claims of any of the Licensed Patents but (1) that otherwise fall within one or more Valid Claims of any of the Licensed Patents or (2) that previously fell within one or more Valid Claims of any of the Licensed Patents and are sold or offered for sale during a period of market exclusivity granted by a regulatory authority to ASOthera (or any of its Affiliates, sublicensees or sublicensees’ Affiliates) with regard to such Licensed Product.

Except as otherwise set forth in Subsection 4.4(b)(2) above, no royalty will be due on Net Sales of Licensed Products whose manufacture, use, sale, offer for sale or importation does not, absent the License granted hereunder, infringe a Valid Claim.

Only one royalty will be owed for a Licensed Product regardless of how many Valid Claims cover such Product.

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4.5. Exclusion from Royalties. No royalty will be due with respect to commercially reasonable quantities of units of Licensed Products used solely for clinical trials, other internal research or development purposes, in a compassionate use program, or as samples or promotional goods.

4.6. Stacking Protection. In the event any Licensed Product includes other patented/patentable (or previously patented) technology of a Third Party in addition to the Licensed Patents, for which ASOthera, its Affiliates or sublicensees are required to pay royalties to any Third Party in order to commercialise and exploit the Licensed Product , then ASOthera may offset an amount equal to [*] of any third-party royalty payments owed with respect to sale of a Licensed Product against the royalty payments that are due to University for such Licensed Product; provided that in no event, will the royalty payments to University be reduced by more than [*] of the amount otherwise due to University with respect to such Licensed Product (i.e., no less than [*] and [*], respectively).

4.7. Net Sales; Combination Products.

(a) “Net Sales” means the total amount invoiced for each Sale by ASOthera or its Affiliates, sublicensees or sublicensees’ Affiliates, less Qualifying Costs directly attributable to a Sale and actually included in the invoiced amount and borne by ASOthera or its Affiliates, sublicensees or sublicensees’ Affiliates.

(b) Where a Licensed Product is sold as part of a group of other products or services that is not covered by the Licensed Patents or the Licensed Know-how, (“Other Products”) the net sales of such group will be allocated between the Licensed Product and Other Products in a consistent and equitable manner to be mutually agreed between the parties and that reflects the contribution of the Licensed Product relative to the Other Products for the amounts invoiced for such group of products. Provided always that as a minimum the fair market value for the Licensed Products should be payable. ASOthera shall provide its proposed allocation calculation together with information in relation to any combination deal and of other products as reasonably requested by the University to enable the University to evaluate the appropriate allocation relative to the Licensed Products.

(c) If the parties are unable to agree upon the appropriate combination product allocation and or fair market value under Section 4.7(b) and provided ASOthera has provided the requested information to the University the matter shall be referred to escalation to their respective executives as provided at Section 12.10. In the event the Parties are not successful in resolving the dispute through escalation to their respective executives as provided for in Section 12.10, then either Party may request arbitration of such dispute as provided in this Section 4.7.(c). The decision of the arbitrator shall be final and binding on the parties. The arbitration will be conducted in London, England in accordance with the terms set forth in this Section and such other terms as are set forth in the rules of the International Chamber of Commerce (ICC) Rules of Arbitration. The arbitration shall be conducted by one (1) arbitrator mutually agreed upon by the parties. If the parties are not able to mutually agree on an arbitrator within twenty (20) business days after the date that a party requests arbitration as provided in this Section, then the arbitrator will be selected as provided in the ICC Rules of Arbitration within ten (10) business days thereafter. The arbitrator will have expertise and experience with arbitration in the nature described in this Section. The Parties shall meet equally in the fees of arbitrator and for the proceedings however each Party will bear their own costs in relation to their participation in and preparation for arbitration including their own legal fees.

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4.8. Sublicense Revenue Sharing. For each Sublicense granted by ASOthera, ASOthera will pay to University [*] of all Sublicense Revenue. For the avoidance of doubt, Net Sales of any Licensed Product by any sublicensee or sublicensee’s Affiliate are subject to ASOthera’s royalty obligation to University.

5.	REPORTS AND PAYMENTS.

5.1. Royalty Reports. Within [*] after the end of each calendar year following first commercial Sale of a Licensed Product, ASOthera will deliver to University a report, certified by the chief financial officer of ASOthera, detailing the calculation of all royalties and fees due to University for such calendar year. The report will include, at a minimum:

(a) [*];

(b) [*];

(c) [*];

(d) [*];

(e) [*]; and

(f) [*].

5.2. Payments. All amounts paid by ASOthera to University under this Agreement will be paid as set forth in Section 5.2. ASOthera will pay all royalties and fees due to University under Sections 4.3, 4.4 and 4.7 within [*] after the end of the calendar year in which the royalties or fees accrue. The University shall charge Value Added Tax (VAT) or General Sales Tax (CST) or equivalent, in addition, where applicable, at the prevailing rate. For avoidance of doubt any withholding tax or other tax payable by the University to US Federal or State tax authorities shall be the responsibility of the University. The University shall be responsible for ensuring it makes payment of any VAT, corporation or income taxes to the UK tax authorities on any revenues received from ASOthera. Before any payments are paid to University under this Agreement, University shall timely provide to ASOthera a properly completed applicable W-8 form and other forms and documents that ASOthera may reasonably request as required in determining ASOthera’s withholding obligation under applicable tax law.

5.3. Records. ASOthera will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books and records to verify Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. The records for each calendar year will be maintained for at least [*] after submission of the applicable report required under Section 5.1.

5.4. Audit Rights. Upon reasonable prior written notice to ASOthera, ASOthera and its Affiliates and sublicensees will provide University and, subject to reasonable obligations of confidentiality, its accountants with access to all of the books and records required by Section 5.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available:

(a) during normal business hours;

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(b) in a manner reasonably designed to facilitate University’s review or audit without unreasonable disruption to ASOthera’s business; and

(c) no more than once each calendar year during the Term and for a period of three (3) years thereafter. The review or audit may cover a period of not more than [*] before the first day of the calendar year in which the review or audit is requested.

ASOthera will promptly pay to University the amount of any underpayment determined by the review or audit. If the review or audit determines that ASOthera has underpaid any royalty payment by [*] or more, then ASOthera will also promptly pay the out of pocket costs and expenses of the University or its accountants or auditors in connection with the review or audit.

5.5. Place of Payment. All payments by ASOthera are payable to “University of Southampton” and will be made to the following addresses:

By Electronic Transfer:	By Check:
[*]	Made payable to the ‘University of Southampton’ and crossed a/c payee only. Send to Income Office, Finance Department, University of Southampton, Highfield Campus, Southampton SO17 1BJ

6.	CONFIDENTIALITY

6.1. Confidentiality Obligation. The Receiving Party will maintain in confidence and not disclose to any Third Party any Confidential Information. The Receiving Party will use the Confidential Information only for the purposes of performing its obligations and exercising its rights under this Agreement. The Receiving Party will ensure that its employees and its Affiliates and sublicensees have access to the Confidential Information only on a need to know basis and are obligated in writing to abide by the Receiving Party’s obligations under this Article 6.

6.2. Exceptions. The obligations under Section 6.1 will not apply to:

(a) information that is known to the Receiving Party prior to the time of disclosure, to the extent evidenced by written records;

(b) information that is disclosed to the Receiving Party by a Third Party that has the right to make such disclosure;

(c) information that is independently developed by the Receiving Party without use of the Confidential Information, to the extent evidenced by written records; or

(d) information that becomes part of the public domain through no fault of the Receiving Party.

Nothing in this Agreement will be deemed to restrict the Receiving Party from disclosing Confidential Information to the extent required by any order, subpoena, law, statute or regulation; provided that Receiving Party uses reasonable efforts to give the Disclosing Party reasonable advance notice of such required disclosure in order to enable the Disclosing Party to prevent or limit such disclosure.

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6.3. ASOthera shall mention University in any publication relating to the Licensed Patents or the Licensed Know-how as an originator of the underlying technology in accordance with accepted norms for scientific publication.

7.	TERM AND TERMINATION

7.1. Term. The term of this Agreement will begin on the Effective Date and, unless terminated earlier, will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last-to-expire Valid Claim covering the making, using, selling, offering to sell or importing of such Licensed Product in such country or until the expiration of market exclusivity granted by a regulatory authority in such country, whichever occurs later (“Term”). Unless this Agreement is terminated by either party pursuant to Section 7.2 or Section 7.3, ASOthera will have a perpetual royalty-free non-exclusive license under the Licensed Know-how following expiration of the Term.

7.2. Termination by University. University may terminate this Agreement effective upon written notice to ASOthera if:

(a) ASOthera materially breaches this Agreement and does not cure such breach within ninety (90) days after written notice of such breach; notwithstanding the foregoing, in the event of a good faith dispute with respect to the existence of a material breach, the applicable cure period will be tolled until such time as the dispute is finally resolved in accordance with the dispute resolution mechanism specified in Sections 12.9 and 12.10;

(b) ASOthera commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed within ninety (90) days;

(c) ASOthera repeatedly fails to make indisputably required payments to University within thirty (30) calendar days after such payments are due.

7.3. Termination by ASOthera. Notwithstanding anything contained herein to the contrary, ASOthera has the right to terminate this Agreement at any time in its sole discretion by giving thirty (30) days advance written notice to University.

7.4. Effect of Termination. If this Agreement is terminated for any reason (excluding, for the avoidance of doubt, expiration of the Term under Section 7.1):

(a) the Licenses granted to ASOthera under Section 2.1 shall terminate immediately;

(b) ASOthera and all its Affiliates will cease making, having made, using, importing, selling and offering for sale all Licensed Products;

(c) ASOthera will pay to University all amounts owed to University through the date of termination of this Agreement within [*] days of such date of termination;

(d) in the case of termination under Section 7.2, all duties of University and all rights (but not all duties) of ASOthera under this Agreement will immediately terminate without further action required by either University or ASOthera;

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(e) each party will return to such other party or destroy all Confidential Information of such other party (and, for the avoidance of doubt, ASOthera will return to University or destroy all copies of drawings, specifications and manuals describing the Licensed Knowhow that were provided by University to ASOthera; and

(f) any Sublicense granted prior to such termination will survive as a direct license with University and the sublicensee will automatically become a direct licensee of University with respect to the rights originally sublicensed to the sublicensee; provided that: (i) such sublicensee is not in breach of its Sublicense; (ii) such sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to such sublicensee; and (iii) such sublicensee agrees to pay directly to University such sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to such sublicensee. ASOthera agrees that it will confirm the foregoing in writing at the request and for the benefit of University and/or the sublicensee.

7.5. Surviving Rights and Obligations. Termination of this Agreement will not affect the rights and obligations of the parties accrued prior to termination hereof. The provisions of Articles 4, 5, 6, 9, 11 and 12 and Sections 7.4, 7.5, 10.3, 10.4 and 10.5 will survive the termination of this Agreement for any reason in accordance with their respective terms.

8.	PATENT MAINTENANCE AND REIMBURSEMENT

8.1. Patent Maintenance. University will control the preparation, prosecution and maintenance of the Licensed Patents and the selection of patent counsel, with input from ASOthera. ASOthera will have the right to assume the prosecution and maintenance of the Licensed Patents in University’s name and at ASOthera’s expense, provided ASOthera and University enter into a Client and Billing Agreement with mutually-acceptable patent counsel in the form attached hereto as Exhibit B.

8.2. Patent Reimbursement. Within [*] after the Effective Date, ASOthera will reimburse University for all historically accrued, un-reimbursed attorneys’ fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, prosecution and maintenance of the Licensed Patents, excluding any of such fees, expenses and charges already paid by ASOthera under the Option Agreement. ASOthera will reimburse University for all documented attorneys’ fees, expenses, official fees and all other charges incident to the preparation, prosecution and maintenance of the Licensed Patents within [*] after ASOthera’s receipt of invoices for such fees, expenses, and charges unless agreed otherwise in a Client and Billing Agreement.

9.	INFRINGEMENT

9.1. Notice. ASOthera and University will notify each other promptly of any infringement of the Licensed Patents that may come to their attention. ASOthera and University will consult each other in a timely manner concerning any appropriate response to the infringement.

9.2. ASOthera Prosecution. ASOthera may prosecute an action against a Third Party to protect the Licensed Patents, including an infringement action. The expenses of such action, including attorneys’ fees, expert fees and all other costs and expenses of the litigation, including appeals, settlement processes and alternative dispute mechanisms, will be borne by ASOthera.

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University will execute all necessary and proper documents and take all other appropriate actions to allow ASOthera to institute and prosecute the action.

Any award paid by a Third Party as a result of such action (whether by way of settlement or otherwise) will first be applied toward reimbursement of attorneys’ fees, expert fees and all other costs and expenses of the litigation, including appeals, settlement processes and alternative dispute mechanisms, and the excess, if any, will be retained by ASOthera; provided that ASOthera shall pay the University in accordance with Clause 4.8 on sums received after deduction of attorneys’ fees or costs and expenses of the litigation.

9.3. University Prosecution. If ASOthera, without University’s consent (not to be unreasonably withheld), does not institute such action against a Third Party, University will have the right but not the obligation to institute an action. Such consent of University may not be withheld where ASOthera provides a reasonable enforcement strategy which involves pursuing other infringers first. If University elects to prosecute such action, then financial recoveries will be retained by University in their entirety.

9.4. Cooperation. In any litigation under this Article 9, either party, at the request and expense of the other party, will cooperate to the fullest extent reasonably possible. This Section 9.4 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction.

10.	REPRESENTATIONS; DISCLAIMER; LIMITATION OF LIABILITIES

10.1. University Representation. University hereby represents to ASOthera that:

(a) it has all requisite corporate power, right and authority to enter into and perform its obligations under this Agreement;

(b) this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms, and the University as far as it can reasonably be aware has all rights necessary to license to ASOthera the rights licensed under this Agreement;

(c) its execution and delivery of this Agreement, and compliance with the terms hereof, do not and will not conflict with or result in a breach of any terms of, or constitute a default under, any agreement, obligation or instrument to which it is a party or by which it is bound;

(d) to University’s knowledge as of the Effective Date, there are no inventions that have been conceived or reduced to practice solely or jointly by University prior to the Effective Date that are dominated by or dominate any patent claims of UK patent application numbers [*] and [*]

(e) no third party has notified University of any liens, claims or encumbrances on the Licensed Patents that would affect University’s ability to grant the licenses contained in this Agreement under the Licensed Patents and the Licensed Knowhow.

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10.2. ASOthera Representation. ASOthera hereby represents to University that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(b) it has all requisite corporate power, right and authority to enter into and perform its obligations under this Agreement;

(c) this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms; and

(d) its execution and delivery of this Agreement, and compliance with the terms hereof, do not and will not conflict with or result in a breach of any terms of, or constitute a default under, any agreement, obligation or instrument to which it is a party or by which it is bound.

10.3. Disclaimer. The Licensed Patents and Licensed Know-how are provided on an “as is” basis. Except as explicitly set forth in Section 10.1, University makes no representations or warranties, express or implied, including but not limited to any warranty of merchantability, fitness for a particular purpose, validity or non-infringement. University will not be liable to ASOthera, its Affiliates, sublicensees or sublicensees’ Affiliates, or the successors or assigns of any of them, or any Third Party with respect to any claim arising from use of the Licensed Patents or Licensed Know-how or the development, testing, manufacture, use or sale of Licensed Products, in each case by ASOthera, its Affiliates, sublicensees or sublicensees’ Affiliates.

10.4. Except with respect to breach of Section 6 (Confidentiality), in no event will either party be liable to the other party, or its Affiliates, sublicensees, or sublicensees’ Affiliates, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, any lost profits or business interruption) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.

10.5. Assumption of Risk. As between ASOthera (and its Affiliates, sublicensees and sublicensees’ Affiliates) and University, ASOthera and its Affiliates, sublicensees and sublicensees’ Affiliates hereby assume the entire risk as to the performance, safety and efficacy of any Licensed Product.

11.	INDEMNIFICATION

11.1. Indemnification. ASOthera will defend, indemnify, and hold harmless University from and against any and all liability, loss, damage, action, claim, or expense suffered or incurred by the University, its staff or students (“Indemnified Parties”), including attorneys’ fees and expenses (collectively, “Liabilities”), arising out of or resulting from any Third Party claim arising out of or resulting from (i) the development, manufacture, sale or use of the Licensed Products of ASOthera, its Affiliates, sublicensees, sublicensees’ Affiliates; or (ii) any personal injury arising from ASOthera’s, its Affiliates’, sublicensees’ and sublicensees’ Affiliates’ negligence. However, the foregoing will not apply to the extent any such Liabilities result or arise from the negligence, willful misconduct, violation of applicable law, or breach of this Agreement by University.

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11.2. Procedure. The obligation of ASOthera to indemnify, defend and hold harmless under this Article 11 will be contingent upon timely notification by University to ASOthera of the claim or action; the tender by University to ASOthera of full control over the conduct and disposition of the claim or action; and reasonable cooperation by University in the defense of the claim or action. ASOthera will not settle or compromise any claim or action giving rise to Liabilities in any manner that imposes any restrictions or obligations on University without University’s prior written consent (not to be unreasonably withheld).

11.3. Insurance. ASOthera shall maintain, during the Term, commercial general liability insurance with reputable and financially secure insurance carriers to cover the activities of ASOthera under this Agreement.

12.	ADDITIONAL PROVISIONS

12.1. Assignment. No rights hereunder may be assigned by either party, directly or by merger or other operation of law, without the express written consent of the other party, which consent will not be unreasonably withheld or delayed; except that either party may, without such consent, assign this Agreement to any Affiliate, and ASOthera may assign this Agreement without such consent in connection with a merger, consolidation, change of control or a sale of all or substantially all of ASOthera’s assets to which this Agreement relates if such assignee’s primary business is healthcare-related, including but not limited to the development, manufacture or sale of pharmaceutical, biopharmaceutical or diagnostic products or services. Any prohibited assignment of this Agreement or the rights hereunder will be null and void. No assignment will relieve the assigning party of responsibility for the performance of any accrued obligations which it has prior to such assignment. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their permitted assigns.

12.2. Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

12.3. Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

12.4. Compliance with Laws. ASOthera must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement.

12.5. ASOthera will comply at all times with the relevant anti-bribery and anti-corruption laws in any and all countries it operates including the Foreign & Corrupt Practices Act and the UK Bribery Act 2010 failure to do so will be deemed a material breach of this Agreement.

12.6. Ethical and regulatory approvals. ASOthera will ensure it obtains all necessary ethical and regulatory approvals necessary prior to the conduct of any clinical trial on or marketing and sale of any Licensed Product.

12.7. Patent Marking. Prior to the issuance of patents falling within the definition of Licensed Patents, ASOthera shall mark all Licensed Products made, sold, offered for sale, imported, or otherwise disposed of by ASOthera under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents. ASOthera shall cause its Affiliates, and its sublicensees and its sublicensees’ Affiliates to comply with the marking requirements of this Section12.7.

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12.8. Notice. Notices under this Agreement will be in writing and sent by public courier and addressed as follows:

If to University:

University of Southampton

University Road, Highfield,

Southampton, SO17 1BJ

United Kingdom

Attention: Director Research & Innovation Services

If to ASOthera:

ASOthera Pharmaceuticals, Inc.

3 Preston Court

Suite 102

Bedford, MA 01730 Attention: Huw Nash, CEO

With a copy (which shall not constitute notice) to:

Fenwick & West

1191 Second Avenue

10th Floor

Seattle, WA 98101

Attention: Effie Toshav, Esq.

12.9. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of England and Wales, without regard to principles relating to conflicts of law. Subject to Section 12.10, the English courts will have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with the Agreement; except that either party may bring proceedings seeking an injunction or other equitable relief in any jurisdiction.

12.10. Dispute Resolution. The parties understand and appreciate that their long-term mutual interest will be best served by a rapid and fair resolution of any claims or disputes that may arise under this Agreement or from any dispute concerning the terms of this Agreement. Therefore, the parties have a duty to cooperate to resolve all such disputes as rapidly as possible on a fair and equitable basis. If any dispute or claim arising under this Agreement cannot be readily resolved within fifteen (15) days of the receipt of written notice by a party of a dispute, then the Senior Vice President of ASOthera and the Dean of the Faculty of Medicine of the University (or their respective designees) will meet to review and attempt to resolve the dispute within fifteen (15) days. If such dispute or claim cannot be resolved as aforesaid, then the Chief Executive Officer of ASOthera and the PVC Research & Enterprise of the University (or their respective designees) will meet to review and attempt to resolve the dispute within a further thirty (30) days. A copy of the Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side’s contentions will be provided to both such officers who will review the same, confer and attempt to reach a mutual resolution of the issue. In the event the parties are unable to resolve the dispute within such sixty (60) day period, then either party may, subject to Section 4.7(c), seek any relief or remedy available to it. Notwithstanding the foregoing, nothing in this Section 12.10 will be construed to waive any rights or timely performance of any obligations existing under the Agreement.

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12.11. Entire Agreement. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties.

12.12. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid and enforceable provision that comes as close as permitted by law to the parties’ original intent.

12.13. Counterparts. This Agreement may be executed in original form or by electronic facsimile or pdf signature, and delivered in any number of counterparts, each of which will be deemed as original and all of which together will constitute one and the same instrument.

[-signature page follows-]

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IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this Agreement as of the Effective Date.

University of Southampton		ASOthera Pharmaceuticals, Inc.

By:	[*]	By:	/s/ Huw M. Nash
Name:	[*]	Name:	Huw M. Nash
Title:	DIRECTOR	Title:	Chief Executive Officer
RESEARCH & INNOVATION SVC
Date:	18/4/2016	Date:	April 18, 2016

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EXHIBIT A

PART 1 - LICENSED PATENTS

[*]

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EXHIBIT B

CLIENT AND BILLING AGREEMENT FORM

University of Southampton, whose administrative offices are at University Road, Highfield, Southampton, SO17 1BJ (“University”); and ASOthera Pharmaceuticals, Inc., a company registered in the US under and having its principal place of business at 3 Preston Court, Suite 102, Bedford, MA 01730 (“ASOthera”) have entered into a License Agreement with respect to Licensed Patents;

On behalf of University, ASOthera has retained the services of                      (“Law Firm”), with offices at                                              , to prepare, file and prosecute the pending patent applications constituting Licensed Patents and to maintain the patents that issue thereon;

University, ASOthera and Law Firm, intending to formalize their business relationships, agree as follows:

1. University is the sole owner of Licensed Patents

2. ASOthera is the licensee of University’s interest in Licensed Patents.

3. University will have and will maintain an attorney-client relationship with Law Firm in furtherance of efforts to secure and maintain Licensed Patents.

4. To assist University in these efforts, University agrees to have Law Firm and ASOthera interact directly with each other on all patent prosecution and patent maintenance matters related to the Licensed Patents and to copy University on all correspondence related thereto. Subject to the right of University to review and to make recommendations as provided in this paragraph, ASOthera will be responsible for providing Law Firm with instructions on all prosecution and maintenance matters. ASOthera and Law Firm agree to use all reasonable efforts to notify University in writing at least [*] days prior to the due date or deadline for any action which would substantively affect the pending status of any patent application within Licensed Patents, the maintenance of any granted patent within the Licensed Patents, University’s right to file any continuing application or foreign counterpart application based on the Licensed Patents, or the breadth of any claim within the Licensed Patents; provided that ASOthera will not be required to notify University in advance of oral claim negotiations with patent offices. In any case, ASOthera must give University written notice of any final decision regarding the action to be taken or not to be taken on such matters and will consider any University recommendations in good faith before instructing Law Firm to implement the decision.

5. Law Firm’s legal services relating to the Licensed Patents will be performed on behalf of University. Law Firm will invoice ASOthera directly for all work relating to the filing, prosecution and maintenance of Licensed Patents and must provide copies of all invoices to University. ASOthera is responsible for the payment of all charges and fees so invoiced by Law Firm. ASOthera will pay invoices directly to Law Firm and copy University on each payment.

6. To clarify each party’s position with regard to prosecution and maintenance of Licensed Patents, ASOthera will notify Law Firm in writing of all decisions to authorize the performance of any desired service(s), which will be subject to University right to review and to make recommendations, as provided in paragraph 4 above. Any such recommendations by University must be promptly communicated in writing to Law Firm and ASOthera.

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7. This Agreement represents the complete understanding of each of the undersigned parties as to the client and billing arrangements defined herein. Additions or deletions to Licensed Patents will be identified in Appendix A will become effective only by written addendum to Appendix A. All such additions or deletions of individual patents or applications filed in the US, or as foreign counterparts thereof are considered to be within the terms of this client and billing agreement.

8. Notices and copies of all correspondence relating to Licensed Patents should be sent to the following:

TO UNIVERSITY:

[*]

Research and Innovation Services

University of Southampton

Building 37

Highfield

S017 1BJ

TO ASOTHERA:

ASOthera Pharmaceuticals, Inc.

3 Preston Court, Suite 102

Bedford, MA 01730

TO LAW FIRM:

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ACCEPTED AND AGREED TO:

UNIVERSITY OF SOUTHAMPTON	ASOTHERA PHARMACEUTICALS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

LAW FIRM

By:

Name:

Title:

Date:

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